EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK ANNOUNCES PROPOSED CONVERTIBLE

SENIOR SUBORDINATED NOTES OFFERING

Minneapolis, Aug. 9, 2004 – ATK (NYSE:  ATK) today announced that it intends to offer, subject to market conditions and other factors, $180 million principal amount of convertible senior subordinated notes due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933.  ATK also plans to grant to the initial purchaser of the notes an option to purchase up to an additional $20 million principal amount of notes.

ATK expects that the notes will be unsecured, senior subordinated obligations of ATK, will pay interest semi-annually, and may be convertible into shares of ATK common stock upon satisfaction of certain conditions.  The notes are expected to be redeemable at ATK’s option on or after August 2014 and holders of the notes will on specified dates and upon the occurrence of certain circumstances have the right to require ATK to repurchase all or some of their notes.

ATK intends to use the net proceeds from the offering for its intended acquisition of the PSI Group and for general corporate purposes.

The convertible notes and the shares of common stock issuable upon conversion have not been and, at the time of the offering, will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an available exemption from such registration requirements.

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This announcement does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.

ATK is a $2.4 billion advanced weapon and space systems company employing 13,200 people in 23 states.

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